Filed Pursuant to Rule 433
                                                         File No.: 333-136045-02

      From: GS Syndicate
      Sent: Thursday, June 21, 2007 4:51 PM

      To: 'T-Mail Subscribers'

      Subject: GSMS 2007-GG10: Final Pricing Details (external) [T-Mail]

      GSMS 2007-GG10: Final Pricing Details (external)
      $6.9bn Fixed-Rate Commercial Real Estate Offering -- Public Classes

      Lead Bookrunners: RBS Greenwich Capital and Goldman Sachs
      Co-Managers: Bear Stearns, Merrill Lynch, Morgan Stanley, Wachovia

                        Rating
      Cls  Size($MM)    (M/S/F)     C/E%   WAL(yr)  Sprd   Cpn   Yield    $ px
      A1        75.0  Aaa/AAA/AAA  30.000   4.14     17   5.690  5.7183  99.9998
      A2       725.3  Aaa/AAA/AAA  30.000   4.85     23   5.778  5.8135  99.9980
      A3       246.6  Aaa/AAA/AAA  30.000   6.62     35   5.993  6.0111  99.5803
      AAB       72.0  Aaa/AAA/AAA  30.000   7.41     27   5.993  5.9608  99.8474
      A4     3,661.0  Aaa/AAA/AAA  30.000   9.72     28   5.993  6.0428  99.2452
      A1A      514.0  Aaa/AAA/AAA  30.000   9.35     n/a
      AM       756.3  Aaa/AAA/AAA  20.000   9.86     32   5.993  6.0875  98.9204
      AJ       519.9  Aaa/AAA/AAA  13.125   9.92     37   5.993  6.1393  98.5527
      B         75.6  Aa1/AA+/AA+  12.125   9.92     46   5.993  6.2293  97.9077
      C         94.5  Aa2/AA/AA    10.875   9.92     49   5.993  6.2593  97.6938
      D         56.7  Aa3/AA-/AA-  10.125   9.92     55   5.993  6.3193  97.2679
      E         56.7  A1/A+/A+      9.375   9.92     60   5.993  6.3693  96.9147
      F         75.6  A2/A/A        8.375   9.92     69   5.993  6.4593  96.2831

      IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

      The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or
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      underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

      STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

      The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus
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      issuing trust and this offering. You may get these documents for free by
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      Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for
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      This material is for your information. This material is not to be
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      of the date appearing on this material only and supersedes all prior
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      material. Goldman, Sachs & Co.

      does not provide accounting, tax or legal advice. In addition, subject to
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      transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co.

      imposing any limitation of any kind.



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